SCHEDULE A
Amendment No. 2
Effective April 30, 2021

Homestead Funds, Inc.

Fund	Operating Expense Limit	Expiration of Term of Agreement
Daily Income Fund	0.60%	May 1, 2022
Short-Term Government Securities Fund	0.75%	May 1, 2022
Short-Term Bond Fund	0.80%	May 1, 2022
Stock Index Fund	0.75%*	May 1, 2022
Value Fund	1.25%	May 1, 2022
Growth Fund	1.00%	May 1, 2022
Small-Company Stock Fund	1.50%	May 1, 2022
International Equity Fund (formerly the International Value Fund)	1.00%	May 1, 2022

*

As set forth in Section 1, the Operating Expense Limit with respect to the Stock Index Fund applies to all operating expenses incurred by the Stock Index Fund, including, but not limited to, expenses indirectly incurred by the Stock Index Fund through its investment in the Master Portfolio.

Homestead Funds Trust
Fund	Operating Expense Limit	Expiration of Term of Agreement
Intermediate Bond Fund	0.80%	May 1, 2022
Rural America Growth & Income Fund	1.00%	May 1, 2022

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

HOMESTEAD FUNDS, INC.

on behalf of each of its series set forth on Schedule A

By:

Name:Mark D. Santero
Title:President and Chief Executive Officer

HOMESTEAD FUNDS TRUST

on behalf of each of its series set forth on Schedule A

By:

Name:Mark D. Santero
Title:President and Chief Executive Officer

RE ADVISERS CORPORATION

By:

Name:Mark D. Santero

Title:President and Chief Executive Office